Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

Asset Entities Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value per share	(1)	Other	104,630,837	$3.1275	$327,232,942.71	0.0001531	$50,099.36

Total Offering Amounts:							$327,232,942.71		50,099.36
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$50,099.36

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Offering Note(s)

(1)	Registration fee calculated pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Represents certain shares of class A common stock, $0.001 par value per share (“Class A Common Stock”), of Asset Entities Inc., a Nevada corporation (“Asset Entities”) (which are the redesignated shares of existing class B common stock, $0.0001 par value per share, of Asset Entities (“Existing Class B Common Stock”)), underlying the class B common stock, $0.001 par value per share (“Class B Common Stock”), of Asset Entities (which are the redesignated shares of existing class B common stock, $0.0001 par value per share, of Asset Entities (“Existing Class B Common Stock”)) to be issued to certain securityholders of Strive Enterprises, Inc. (“Strive”) in connection with the consummation of the merger of Alpha Merger Sub, Inc., an Ohio corporation and wholly-owned subsidiary of Asset Entities, with and into Strive, with Strive surviving as a wholly owned subsidiary of Asset Entities (the “Merger”), as described in the registration statement. Excludes Class A Common Stock underlying Class B Common Stock to be issued to securityholders of Strive that will be party to a shareholders agreement and a registration rights agreement with Asset Entities expected to be entered into in connection with the Merger.

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(c) and 457(f)(1) of the Securities Act. The proposed maximum offering price per share of Class A Common Stock was calculated on the basis of the average of the high and low prices per share of Existing Class B Common Stock as reported on The Nasdaq Stock Market LLC on August 1, 2025.